Exhibit 99.1

Patient Safety Technologies Reports Fourth Quarter and Year End 2008 Results
Fourth Quarter 2008 Revenues more than tripled to $843 thousand
2008 Annual Revenues Increased 155% to $2.8 million

Temecula, CA – April 20, 2009 – Patient Safety Technologies (OTC Bulletin Board: PSTX) today announced record quarterly and annual revenues for the quarter and year ended December 31, 2008.

“We are pleased to announce record fourth quarter and fiscal year end revenues for our SurgiCount Safety Sponge System.  We believe this is evidence that our customer value proposition, reducing avoidable surgical complications resulting in reduced hospital expenses, is enjoying acceptance. With over 300,000 procedures performed through 2008 and key peer-reviewed papers demonstrating its effectiveness, the Safety Sponge has been shown to virtually eliminate retained surgical sponge events. With penetration of approximately 1% of surgical procedures in the US, the opportunity for continued growth is substantial.” stated David Bruce, Chief Executive Officer of Patient Safety Technologies.

Fourth Quarter Results

Revenues for the fourth quarter 2008 were $843 thousand, an increase of 231% from the $255 thousand reported for fourth quarter 2007.  Fourth quarter 2008 gross margin of 45% increased over fourth quarter 2007 gross margin of 21%.  Loss from continuing operations for the fourth quarter 2008 was $630 thousand compared a loss of $2.1 million for the 4th quarter of 2007.

Fiscal Year End 2008

Revenues for the full year in 2008 were $2.8 million, an increase of 155% from the $1.1 million reported for fiscal year 2007.  Gross Profit for 2008 was $978 thousand, an increase of $605 thousand over the $373 thousand reported for 2007.  Loss from continuing operations for the full year 2008 was $4.4 million compared to a loss of $7.0 million in 2007.  Loss per share dropped from ($0.72) in 2007 to ($0.31) in 2008.

“The company made substantial progress in 2008 by launching commercialization of the Safety Sponge System from product refinements to building its sales and clinical support organizations.  We see substantial opportunities for continued market penetration and are working closely with our distribution partners to educate and convert customer prospects,” said Mr. Bruce.

About Patient Safety Technologies, Inc. and SurgiCount Medical, Inc.

Patient Safety Technologies, Inc., through its subsidiary SurgiCount Medical, Inc., develops and markets the SurgiCount Safety-Sponge System.  The Safety Sponge system is designed to reduce the number of retained sponges and towels unintentionally left in patients during surgical procedures, one of the most common avoidable errors in surgery. The System is a patented turn-key line of modified surgical sponges, SurgiCounter™ scanners, and software file and database elements integrated to form a comprehensive counting and documentation system.  For more information, contact SurgiCount at (951) 587-6201, or visit www.surgicountmedical.com.

PATIENT SAFETY TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share date)

	Three Months Ended December 31,		Year Ending December 31,
	2008	2007 (Restated)	2008	2007 (Restated)

Revenues	$843	$255	$2,780	$1,089
Cost of revenue	460	203	1,802	716
Gross profit	383	52	978	373

Operating expenses:
Research and development	103	42	271	133
Sales and marketing	720	720	2,516	1,811
General and administrative	1,527	941	5,206	3,730
Total operating expenses	2,350	1,703	7,993	5,674

Operating loss	(1,967)	(1,651)	(7,015)	(5,301)

Other income (expenses):
Liquidated damages	—	(194)	—	(194)
Interest expense	(79)	(81)	(333)	(1,496)
Change in fair value of warrant liability	1,067	—	2,582	—
Realized gain (loss) assets held for sale, net	(66)	—	(91)	22
Unrealized loss on assets held for sale, net	65	(25)	—	(25)
Other income	8	(3)	44	(3)
Total other income (expense)	995	(303)	2,202	(1,696)

Loss from continuing operations before income taxes	(972)	(1,954)	(4,813)	(6,997)
Income tax provision	342	(121)	439	(31)
Loss from continuing operations	(630)	(2,075)	(4,374)	(7,028)

Loss from discontinued operations	—	—	—	(166)
Net loss	(630)	(2,075)	(4,374)	(7,194)
Preferred dividends	(19)	(19)	(77)	(77)
Net loss applicable to common shareholders	$(649)	$(2,094)	$(4,451)	$(7,271)

Basic and diluted per common share:
Continuing operations	$(0.05)	$(0.22)	$(0.31)	$(0.70)
Discontinued operations	$—	$—	$—	$(0.02)
Net income (loss)	$(0.05)	$(0.22)	$(0.31)	$(0.72)

Weighted average common shares outstanding:
Basic and diluted	13,588	9,501	14,452	10,067

PATIENT SAFETY TECHNOLOGIES, INC.
BALANCE SHEET
(in thousands, except par value)

	For the Year Ending December 31,
	2008	2007 (Restated)
Assets

Current assets:
Cash and cash equivalents	$296	$405
Accounts receivable	418	104
Inventories	200	0
Prepaid expenses	188	105
Total current assets	1,102	614

Restricted certificate of deposit	94	88
Notes receivable	121	121
Property and equipment, net	622	663
Assets held for sale, net	0	406
Goodwill	1,832	1,832
Patents, net	3,439	3.764
Long-term investment	667	667
Other assets	37	19
Total assets	$7,914	$8,174

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$909	$709
Current portion of convertible debentures	1,425	572
Current portion of notes payable	1,100	600
Accrued liabilities	3,358	1,193
Total current liabilities	6,792	3,074
Long-term convertible debentures, less current portion	51	2,531
Deferred tax liabilities	1,042	1,500
Total liabilities	7,885	7,105

Stockholders' (deficit) equity:
Convertible preferred stock, $l.00 par value, cumulative 7% dividend: 1,000 shares authorized; 11 issued and outstanding at December 31, 2008 and 2007 (Liquidation preference of $1.2 million at December 31, 2008 and 2007	11	11
Common stock, $0.33 par value: 25,000 shares authorized; 17,180 shares issued and outstanding at December 31, 2008; 12,055 shares issued and outstanding at December 31, 2007	5,675	3,978
Additional paid-in capital	36,034	34,320
Accumulated deficit	(41,691)	(37,240)
Total stockholders' equity	29	1,069
Total liabilities and stockholders' equity	$7,914	$8,174

Media Contact:
Brian Stewart
Office:  (951) 587.6201
Cell:  (310) 710.7839
bstewart@surgicountmedical.com